UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

Ansoft Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by Ansoft Corporation

Pursuant to Rule 14a-12 under the

Securities Exchange Act of 1934

Subject Company: Ansoft Corporation

Commission File No.: 000-27874

This filing consists of a letter from Nicholas Csendes, President and Chief Executive Officer of Ansoft Corporation (the “Company”), and Zoltan Cendes, Chairman of the Board of Directors and Chief Technology Officer of the Company, to the Company’s employees regarding the proposed merger between ANSYS, Inc. and the Company pursuant to the terms of an Agreement and Plan of Merger, dated as of March 31, 2008.

March 31, 2008

Ansoft Corporation Signs Definitive Agreement to Be Acquired by ANSYS, Inc.

Dear Ansoft Employees,

Ansoft has signed a definitive agreement to be acquired by ANSYS, Inc. It is our pleasure to have this opportunity to express our excitement about the acquisition and what it will mean to Ansoft, our customers and our stockholders. The strategic combination of our two companies is based on complementary strengths which, merged together, create a leading provider of “best-in-class” simulation capabilities. Today, ANSYS is a global provider of simulation software and technologies designed to optimize product development processes for engineers and developers. The acquisition of Ansoft will provide ANSYS with an opportunity to enter the broader electronic design automation software industry and will enhance the breadth, functionality, usability and interoperability of the combined portfolio of engineering simulation solutions. The combined company will have trailing 12-month revenues of $485 million, over 40 direct sales offices and 21 development centers on three continents and approximately 1,700 employees worldwide.

Combining the strength of ANSYS and Ansoft should be excellent news for our employees and our customers. We are strengthening our company, diversifying our business, increasing our geographic reach and combining two strong brands. Both companies enjoy excellent reputations and we will continue to build upon that strength. The complementary combination of Ansoft’s and ANSYS’ software products and services is expected to give the combined company one of the most complete, independent engineering simulation software offerings in the industry.

We will keep you updated on events as we proceed. Our companies will operate as separate entities as the transaction goes through regulatory review and other closing processes. We currently expect the transaction to close in the second calendar quarter of this year. At the time of the closing, Ansoft will become part of ANSYS. In the meantime, please feel free to speak to your supervisor or human resources professional should you have any questions.

We would like to personally thank all of you for your significant contributions to Ansoft’s success over the years. You have made us a profitable, well-respected provider of electronic design automation solutions. You all should be very proud of our accomplishments and, at the same time, very excited about the opportunity to participate in the future growth of a strong, well positioned company that will be a clear industry leader.

Sincerely,

Nicholas Csendes and Zoltan Cendes

Additional Information and Where to Find It

ANSYS intends to file a registration statement on Form S-4 containing a proxy statement/prospectus and related documents in connection with this transaction. Investors are urged to read these filings when they become available because they will contain important information concerning the transaction. Investors may obtain free copies of these documents and other documents filed with the Securities and Exchange Commission at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Ansoft by directing a written request to Ansoft Corporation, 225 West Station Square Drive, Suite 200, Pittsburgh, PA 15219, Attention: Investor Relations. Investors and security holders may obtain free copies of the documents filed with the SEC by ANSYS by directing a written request to ANSYS, Inc., Southpointe, 275 Technology Drive, Canonsburg, Pennsylvania 15317, Attention: Investor Relations. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROSPECTUS/PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTIONS.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

Ansoft, ANSYS, and their respective executive officers, directors and trustees may be deemed to be participants in the solicitation of proxies from the security holders of Ansoft in connection with the merger. Information about the executive officers and directors of Ansoft and their ownership of Ansoft common stock is set forth in the proxy statement for Ansoft’s 2007 Annual Meeting of Stockholders, which was filed with the SEC on July 26, 2007. Information about those executive officers and directors of ANSYS and their ownership of ANSYS common stock is set forth in the proxy statement for ANSYS’ 2007 Annual Meeting of Stockholders, which was filed with the SEC on April 9, 2007. Investors and security holders may obtain additional information regarding the direct and indirect interests of Ansoft, ANSYS, and their respective executive officers, directors and trustees in the merger by reading the proxy statement/prospectus and other filings regarding the merger when they become available.